Exhibit 5.2

North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114.1190

Telephone: +1.216.586.3939 • jonesday.com

April 14, 2023

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112

Re:	5,666,667 Warrants to Purchase up to an Aggregate of 6,336,981 Common Shares of NioCorp Developments Ltd.

Ladies and Gentlemen:

We have acted as counsel for NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the registration for resale from time to time, on a delayed or continuous basis, of 5,666,667 warrants (the “Warrants”) to purchase common shares, without par value, of the Company (the “Common Shares”), by the selling shareholders identified in the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”), as contemplated by the Registration Statement. The Warrants were issued pursuant to the Business Combination Agreement, dated as of September 25, 2022 (the “Business Combination Agreement”), by and among the Company, GX Acquisition Corp. II (“GXII”) and Big Red Merger Sub Ltd, and the Warrant Agreement, dated March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated March 17, 2023 (the GXII Warrant Agreement, as so amended, is referred to herein as the “Warrant Agreement”), by and among GXII, the Company, CST, as the existing warrant agent, and Computershare Inc. and its affiliate, Computershare Trust Company, N.A., together as the successor warrant agent (the “Warrant Agent”). The Warrants may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants are valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that: (i) the Company is a corporation existing and in good standing under the laws of Canada (including the laws of the provinces thereof), (ii) the Warrant Agreement and the Warrants have been authorized by all

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

April 14, 2023

necessary corporate action of the Company and executed and delivered by the Company under the laws of Canada (including the laws of the provinces thereof), (iii) the execution, delivery, performance and compliance with the terms and provisions of the Warrant Agreement and the Warrants by the Company do not violate or conflict with the laws of Canada (including the laws of the provinces thereof) or the terms and provisions of the notice of articles or the articles of the Company, (iv) the Registration Statement will have become effective, (v) the choice of New York law to govern the Warrant Agreement and the Warrants and the choice of New York forum provisions of the Warrant Agreement and the Warrants are valid choices under the laws of Canada (including the laws of the provinces thereof) and (vi) the Warrant Agreement is a valid and binding obligation of each party thereto other than the Company. Further, it is understood that we express no opinion with respect to any matters relating to the Common Shares that are governed by the laws of Canada (including the laws of the provinces thereof), including, without limitation, the authorization, issuance or delivery of any Common Shares that may be issuable upon exercise of the Warrants. In this regard, (x) we have further assumed that (1) the resolutions of the Board of Directors of the Company authorizing the issuance or sale of the Common Shares that may be issuable upon exercise of the Warrants on the terms and subject to the conditions set forth in the Warrant Agreement and the Warrants will be in full force and effect at all times at which any such Common Shares are issued or sold by the Company and (2) the Company will take no action inconsistent with such resolutions, including, without limitation, by causing more Common Shares to be issued than then remain authorized but unissued under the Warrants and (y) we express no opinion to the extent that adjustments to the Warrants or the exercise price thereunder may cause the Warrants to be exercisable for more Common Shares than then remain authorized but unissued.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

April 14, 2023

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day